Exhibit 99

MAYVILLE ENGINEERING COMPANY, INC. ANNOUNCES

SECOND QUARTER 2020 RESULTS

Effectively Managing Cost Structure to Enhance Long-Term Profitability

Mayville, WI/August 4, 2020/Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket services, today announced results for the second quarter ended June 30, 2020.

Second Quarter Highlights:

•	Produced net sales of $62.6 million

•	Recorded a net loss of $7.0 million and Adjusted EBITDA of $2.3 million

•	Amended credit agreement to provide increased liquidity and flexibility

•	Total net debt of $76.7 million and a debt leverage ratio of 2.4x

•	Improved performance profile through facility and process optimization

“Our top-line results reflect the significant disruption we encountered during the quarter associated primarily with customer shutdowns, pandemic related demand changes, and continued destocking,” stated Robert D. Kamphuis, Chairman, President and CEO. “While end markets have started to stabilize, we have improved our near and long term cost structure through facility and process optimization and are actively working with our customers to grow our partnerships while pursuing incremental revenues through a wide range of new customer and market opportunities.”

Second Quarter 2020 Results

Net sales were $62.6 million for the second quarter of 2020 as compared to $145.1 million for the same prior year period. The 57% decline is due to manufacturing volume reductions driven by the COVID-19 pandemic and the continuation of customer destocking activities which were most apparent in the Commercial Vehicle, Agriculture and Construction & Access Equipment end markets served. Despite MEC and its customer base carrying the essential business designation, customer production facilities shut down 5 – 6 weeks on average during the quarter due to the COVID-19 pandemic. As a result, MEC temporarily halted production at some of its facilities. Customer manufacturing facilities gradually reopened toward the end of the quarter, but MEC production volumes remained below pre-pandemic levels as of quarter end. Despite the decline in volumes for the second quarter, all existing customer relationships and manufacturing programs remain intact.

Manufacturing margins marked a loss of $1.2 million for the second quarter of 2020, as compared to a $20.5 million of income for the same prior year period. The decline was primarily driven by the aforementioned lower sales volumes resulting in significant under-absorbed overhead costs, plus one-time costs associated with the consolidation of the Greenwood, SC facility.

Profit sharing, bonuses, and deferred compensation expenses were $1.2 million for the second quarter of 2020, as compared to $22.8 million for the same prior year period which included one-time IPO charges of $20.1 million related to deferred compensation and the long-term incentive plan. Excluding the one-time IPO-related charges, these expenses decreased $1.5 million due to the eliminations of executive bonus and discretionary gain sharing accruals driven by the adverse impacts of COVID-19.

Other selling, general and administrative expenses were $4.6 million for the second quarter of 2020 as compared to $7.5 million for the same prior year period, which includes $2.6 million of one-time IPO and Defiance Metal Products (DMP) acquisition related expenses. Excluding the one-time items, these expenses decreased $0.3 million driven by synergies achieved through the integration of DMP, lower travel expenses in the current period due to COVID-19 restrictions, and other cost saving initiatives.

Interest expense was $0.6 million for the second quarter of 2020, as compared to $2.0 million for the same prior year period. The decrease is due to the company maintaining lower debt levels as compared to 2019 and securing a lower interest rate as a result of the recent Amended and Restated Credit Agreement.

Income tax benefit was $2.5 million for the second quarter of 2020 due to the $9.5 million pretax loss incurred, increasing our federal net operating loss carryforward to approximately $23.6 million. Future pre-tax income will be offset against our federal net operating loss carryforward until fully utilized.

Greenwood, SC Facility Consolidation

The Company’s investments in technology and automation have resulted in a smaller footprint requirement to maintain current manufacturing capacity. During the second quarter, MEC implemented the closure and consolidation of its Greenwood, SC manufacturing facility. All components previously manufactured at the facility will now be produced at five other MEC manufacturing facilities, maintaining overall capacity with a smaller footprint, lower overhead costs and slightly lower working capital requirements. Based on lower manufacturing volumes and customer shutdowns, the second quarter was the optimal timeframe to implement this change. The Company incurred $1.8 million of costs associated with the consolidation during the quarter included in cost of sales, which negatively impact manufacturing margins. The Company expects to incur an additional $0.7 million of costs during the third quarter to finalize the shift in production to other facilities.

Balance Sheet and Liquidity

As previously announced, the Company amended its credit agreement during the quarter, increasing its maximum leverage ratio from 3.25 to 4.25 through the fourth quarter of 2020, adjusting quarterly thereafter until returning to the original 3.25 threshold during the fourth quarter of 2021. The debt capacity and maturity date of the credit facility were unaffected by the amendment. As of June 30, 2020, total net debt was $76.7 million resulting in a leverage ratio of 2.4x as compared to a covenant maximum of 4.25x.

Capital expenditures were $3.7 million during the first half of 2020, as compared to $16.6 million for the same prior year period as the Company completes the investment cycle initiated in 2019 and focuses on leveraging previous investments. Overall, capital expenditures for 2020 are expected to be in the range of $10 to $13 million.

“We are effectively controlling and improving our cost structure and managing through the impacts of the pandemic, ending the second quarter in a strong financial position, which we expect to maintain during 2020,” noted Todd M. Butz, CFO. “The added level of insurance against future macroeconomic events provided by the amendment to our credit facility allows us to remain focused on delivering for our customers.”

Outlook

Based on the ongoing uncertainty of the pandemic and related economic and social impact, and consistent with most of our customers, the Company is not in a position to provide a financial outlook at this time.

Kamphuis explained, “As it stands today, we believe the second quarter will be the low point for the year based on the extended shutdowns and continued de-stocking from many customers. We expect to see a stabilization and then gradual improvement in business conditions during the second half of the year, assuming we don’t see additional extended shutdowns at our customers facilities, and that the economic situation does not deteriorate significantly.”

“We remain focused on the factors within our control, effectively improving our performance profile and providing exceptional value for our customers. Our strong financial standing and market leading position means we are well placed to manage through the pandemic and related economic disruption. We are exploring a wide range of opportunities with both new and existing customers, and see potential for project expansion, takeover business and new prospects in a variety of end markets,” Kamphuis added.

Conference Call

The Company will host a conference call on Wednesday morning August 5th, 2020 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live Internet webcast of the conference call, visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (888) 349-0091 within the United States, call (855)-669-9657 within Canada, or +1 (412) 317-0780 from outside the United States and Canada.

Forward Looking Statements

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: the negative impacts the coronavirus (COVID-19) have had and will continue to have on our business, financial condition, cash flows and results of operations (including future uncertain impacts); failure to compete successfully in our markets; risks relating to developments in the industries in which our customers operate; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; our ability to successfully identify or integrate acquisitions; risks related to entering new markets; our ability to develop new and innovative processes and gain customer acceptance of such processes; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; risks related to our information technology systems and infrastructure; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; political and economic developments, including foreign trade relations and associated tariffs; volatility in the prices or availability of raw materials critical to our business; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; our ability to remediate the material weaknesses in internal control over financial reporting identified in preparing our audited consolidated financial statements and to subsequently maintain effective internal control over financial reporting; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, as such were previously supplemented and amended in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and which may be further amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2019. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

About Mayville Engineering Company

Founded in 1945, MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket component. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicle, construction, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 20 facilities across eight states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated in a manner other than in accordance with U.S generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before transaction fees incurred in connection with the DMP acquisition and our initial public offering, the loss on debt extinguishment relating to our December 2018 credit agreement, non-cash purchase accounting charges including costs recognized on the step-up of acquired inventory and contingent consideration fair value adjustments, one-time increases in deferred compensation and long term incentive plan expenses related to the initial public offering, stock-based compensation and restructuring expenses related to the closure of the Greenwood facility. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBIDTA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA and Adjusted EBITDA, and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

(unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$120	$1
Receivables, net of allowances for doubtful accounts of $1,117 at June 30, 2020 and $526 at December 31, 2019	39,632	40,188
Inventories, net	40,343	45,692
Tooling in progress	3,052	1,589
Prepaid expenses and other current assets	3,275	3,007

Total current assets	86,422	90,477

Property, plant and equipment, net	115,082	125,063
Goodwill	71,535	71,535
Intangible assets-net	66,820	72,173
Capital lease, net	2,903	3,227
Other long-term assets	1,095	1,107

Total	$343,857	$363,582

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$17,330	$32,173
Current portion of capital lease obligation	612	598
Accrued liabilities:
Salaries, wages, and payroll taxes	7,967	5,752
Profit sharing and bonus	325	6,229
Other current liabilities	4,523	3,439

Total current liabilities	30,757	48,191

Bank revolving credit notes	74,472	72,572
Capital lease obligation, less current maturities	2,377	2,687
Deferred compensation and long-term incentive, less current portion	24,863	24,949
Deferred income tax liability	12,294	14,188
Other long-term liabilities	100	100

Total liabilities	144,863	162,687

Common shares, no par value, 75,000,000 authorized, 21,093,035 shares issued at June 30, 2020 and 20,845,693 at December 31, 2019	—	—
Additional paid-in-capital	188,802	183,687
Retained earnings	15,126	22,090
Treasury shares at cost, 1,033,645 shares at June 30, 2020 and 1,213,482 at December 31, 2019	(4,934)	(4,882)

Total shareholders’ equity	198,994	200,895

Total	$343,857	$363,582

Mayville Engineering Company, Inc.

Consolidated Statement of Loss

(in thousands, except share amounts and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$62,582	$145,130	$171,187	$288,862
Cost of sales	63,736	124,595	160,497	248,748
Amortization of intangibles	2,677	2,677	5,353	5,353
Profit sharing, bonuses, and deferred compensation	1,194	22,830	2,519	24,580
Employee stock ownership plan (income) expense	(675)	1,500	—	3,000
Other selling, general and administrative expenses	4,552	7,506	10,153	14,228
Contingent consideration revaluation	—	2,674	—	3,544
Loss from operations	(8,902)	(16,652)	(7,335)	(10,591)
Interest expense	(637)	(1,991)	(1,463)	(4,824)
Loss on extinguishment of debt	—	(154)	—	(154)
Loss before taxes	(9,539)	(18,797)	(8,798)	(15,569)
Income tax benefit	(2,525)	(3,513)	(1,834)	(2,744)

Net loss and comprehensive loss	$(7,014)	$(15,284)	$(6,964)	$(12,825)

Loss per share
Net loss available to shareholders	$(7,014)	$(15,284)	$(6,964)	$(12,825)
Basic and diluted loss per share	$(0.35)	$(0.91)	$(0.35)	$(0.85)
Basic and diluted weighted average shares outstanding	19,902,912	16,799,915	19,718,222	15,131,012
Tax-adjusted pro forma information
Net loss available to shareholders	$(7,014)	$(15,284)	$(6,964)	$(12,825)
Pro forma provision for income taxes	—	103	—	173

Pro forma net loss	$(7,014)	$(15,387)	$(6,964)	$(12,998)

Pro forma basic and diluted loss per share	$(0.35)	$(0.92)	$(0.35)	$(0.86)
Basic and diluted weighted average shares outstanding	19,902,912	16,799,915	19,718,222	15,131,012

Weighted average shares give effect to the issuance of a stock dividend of approximately 1,334.34-for-1 related to the IPO.

Tax adjusted pro forma amounts reflect income tax adjustments as if the Company was a taxable entity as of the beginning of 2019 using a 26% effective tax rate.

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,964)	$(12,825)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	11,086	11,002
Amortization	5,353	5,353
Stock-based compensation expense	2,741	797
Allowance for doubtful accounts	591	(33)
Inventory excess and obsolescence reserve	1,413	132
Costs recognized on step-up of acquired inventory	—	395
Contingent consideration revaluation	—	3,544
Loss (gain) on disposal of property, plant and equipment	618	(24)
Deferred compensation and long-term incentive	(86)	11,251
Other non-cash adjustments	168	191
Gain on extinguishment or forgiveness of debt	—	(367)
Changes in operating assets and liabilities – net of effects of acquisition:
Accounts receivable	(35)	(12,417)
Inventories	3,936	2,296
Tooling in progress	(1,463)	(221)
Prepaids and other current assets	(222)	(1,744)
Accounts payable	(14,356)	4,363
Deferred income taxes	(1,895)	(4,730)
Accrued liabilities, excluding long-term incentive	2,226	(504)

Net cash provided by operating activities	3,111	6,459

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(3,652)	(16,637)
Proceeds from sale of property, plant and equipment	1,766	24
Acquisitions, net of cash acquired	—	(2,368)

Net cash used in investing activities	(1,886)	(18,981)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	158,643	223,835
Payments on bank revolving credit notes	(156,743)	(241,979)
Repayments of other long-term debt	—	(72,446)
Deferred financing costs	(200)	—
Proceeds from IPO, net	—	101,763
Purchase of treasury stock	(2,510)	(1,592)
Payments on capital leases	(296)	(147)

Net cash provided (used in) by financing activities	(1,106)	9,434

Net increase (decrease) in cash and cash equivalents	119	(3,088)
Cash and cash equivalents at beginning of period	1	3,089

Cash and cash equivalents at end of period	$120	$1

Mayville Engineering Company, Inc.

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss	$(7,014)	$(15,284)	$(6,964)	$(12,825)
Interest expense	637	1,991	1,463	4,824
Benefit for income taxes	(2,525)	(3,513)	(1,834)	(2,744)
Depreciation and amortization	8,159	8,704	16,439	16,355

EBITDA	(743)	(8,102)	9,104	5,610
Loss on the extinguishment of debt	—	154	—	154
Costs recognized on step-up of acquired inventory	—	—	—	395
Contingent consideration revaluation	—	2,674	—	3,544
Deferred compensation expense specific to IPO	—	10,159	—	10,159
Long term incentive plan expense specific to IPO	—	9,921	—	9,921
Other IPO and DMP acquisition related expenses	—	2,576	—	4,388
IPO stock-based compensation expense	304	421	1,029	421
Stock based compensation expense	855	376	1,712	376
Greenwood restructuring charges	1,838	—	1,838	—

Adjusted EBITDA	$2,254	$18,179	$13,683	$34,968

Net sales	$62,582	$145,130	$171,187	$288,862
EBITDA Margin	-1.2%	-5.6%	5.3%	1.9%
Adjusted EBITDA Margin	3.6%	12.5%	8.0%	12.1%